Exhibit 99.1

INVESTOR UPDATE FEBRUARY 2020 Allegro Merger Corp.

3 SAFEHARBORSTATEMENT This presentation includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Actof 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Allegro’s or TGI Fridays’ business. These risks, uncertainties and contingencies include, but are not limited to: business conditions; weather and natural disasters; changing interpretations of U.S. GAAP; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments; requirements or changes adversely affecting the businesses in which Allegro or TGI Fridays is engaged; fluctuations in customer demand; intensity of competition from casual dining, fast casual, quick service restaurant (QSR) and other dining alternatives; execution of TGI Fridays’ strategic plan; general economic conditions; geopolitical events and regulatory changes; the possibility that the merger does not close, including due to the failure to receive required securityholder approvals or the failure of other closing conditions; the ability to maintain the listing of Allegro’s common stock and warrants on Nasdaq or another securities exchange prior to and after consummation of the merger; and other factors set forth and to be set forth in Allegro’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Allegro is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise. Financial information of TGIF Midco, Inc. and its consolidated subsidiaries for the fiscal year ended December 30, 2019 is unaudited, subject to adjustment and does not present all information necessary to understand TGI Fridays’ financial condition for the periods presented. Projected financial information of TGIF Midco, Inc. and its consolidated subsidiaries for the 2020 and 2021 fiscal years is based on TGI Fridays' assumptions and expectations in light of currently available information, and is subject to the various risks and uncertainties described above. EBITDA and Adjusted EBITDA are presented in this presentation as supplemental measures of TGI Fridays’ performance. These non-GAAP measures are not required by, or presented in accordance with, GAAP. These are not a substitute for measures of financial performance under GAAP. The non-GAAP measures presented herein have been prepared by TGI Fridays and were not reviewed or audited by Allegro’s or TGI Fridays’ auditors. 3

Important Information

Allegro Merger Corp. ("Allegro") is holding presentations regarding its proposed merger with a subsidiary of TGIF Holdings LLC ("TGI Fridays" or "TGIF").

Cantor Fitzgerald ("Cantor Fitzgerald") acted as managing underwriter of Allegro's initial public offering ("IPO") and as Allegro's investment banker and will receive a fee upon consummation of the merger. Piper Jaffray & Co. ("Piper Jaffray") is acting as Allegro's investment banker and will receive a fee upon consummation of the merger. Allegro and its directors and executives officers, Cantor Fitzgerald and Piper Jaffray may be deemed to be participants in the solicitation of proxies for the annual meeting of Allegro's stockholders to be held to approve the merger and related matters.

STOCKHOLDERS OF ALLEGRO AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, ALLEGRO'S DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED MERGER AND RELATED TRANSACTIONS ("PROXY STATEMENT"), WHICH WILL CONTAIN IMPORTANT INFORMATION. Such persons may read Allegro's Definitive Proxy Statement, when available, and Allegro's final Prospectus, dated July 2, 2018, and Allegro's more recent filings with the Securities and Exchange Commission, for a description of the security holdings of Allegro's officers and directors and of Cantor Fitzgerald and their respective interests in the successful consummation of the merger. The definitive Proxy Statement will be mailed to stockholders as of a record date to be established for voting on the merger and related matters. Stockholders will also be able to obtain a copy of the and definitive Proxy Statement without charge by directing a request to: Allegro Merger Corp., 777 Third Avenue, 37th Floor, New York, New York 10017. The definitive Proxy Statement, once available, and final Prospectus can also be obtained, without charge, at the Securities and Exchange Commission's internet site (http://www.sec.gov).

Referenced Intellectual Property:

DoorDash, UberEats, Postmates, Grubhub, Ruby Tuesday, Au Bon Pain, Ignite Restaurant Group, Bar Rescue, P.F. Chang's, Hooter's, Dine Brands Global, Denny's Corp, Brinker International, Bloomin' Brands, Texas Roadhouse, Red Robin Gourmet Burgers, The Cheesecake Factory Incorporated, Darden Restaurants, Chuy's Holdings, Cracker Barrel Old Country Stores, BJ's Restaurants are registered marks or trademarks of their respective owners.

FRIDAYS 4

5 LARGE INTERNATIONAL PRESENCE TGIF has a growing international franchise presence with more than half of its 831 restaurants located outside of the U.S. “ASSET-LIGHT” BUSINESS MODEL 83% of TGIF’s restaurants are franchised(79% as adjusted for the Briad acquisition); franchising and licensing have minimal capital requirements CPG LICENSING Licensing revenues from consumer packaged goods (“CPG”) are a royalty stream that requires minimal execution EXPERIENCED MANAGEMENT TEAM New and restructured senior managementteam has significant experience with TGIF and has led successful revitalizations for peer casual dining brands 5 INVESTMENTHIGHLIGHTS Note: Store count information as of Dec 30, 2019.

6 COMPANYOVERVIEW

TGIF Overview

Founded in **1965**

TGI FRIDAYS

55+ YEAR Operating History

Key Stats	
System-wide Sales	~$2.0B
Restaurant Count	831
U.S./Intl. Count	385/446

"People of All Stripes" Connecting over Handcrafted Food & Drinks

Tenured Franchisees with an average of 15 years of Brand Experience

Leader in International Restaurant Count among U.S. based Casual Dining Brands

Approximately 30% of Sales generated from the bar



Exciting, storied bar heritage with engaging service and high-quality menu



Strong bar mix driven by innovative beverages


FRIDAYS
FRIDAYS
SPINACH & ARTICHOKE
CHEESE DIP
CHICKEN WINGS
BUFFALO STYLE

Licensor of branded food products, growing quickly at high margins



4 segments: U.S. Company, U.S. Franchise, International Franchise, & Licensing

FRIDAYS

Note: Financial information is based on full fiscal year 2019 results, and is unaudited, subject to adjustment and does not present all information necessary to understand TGI Fridays' financial condition for the period. Store count information as of Dec 30, 2019.

7

TGI FRIDAYS OVERVIEW

Strong management team, led by CEO Ray Blanchette, supported by global infrastructure

- ✓ **Recent rehiring of senior TGIF alumni who led previous successes**
- ✓ **U.S. business in early stages of turnaround, including new field leadership team**
- ✓ **5-pillar strategy in place: (1) Social Bar, (2) Value, (3) Loyalty, (4) Speed/Attentiveness, and (5) Off-Premise**

Accelerating financial momentum across the portfolio

~\$425MM Revenue (~\$2B system-wide sales)	**\$2.7MM** Avg. net sales per store(1)
~\$18 Avg. check per guest(1)	**~13%** Off-premise sales

[1] *Domestic figures only; average check includes beverages*

Unit Base Mix



Company Owned 17%
Franchised 83%

Geographic Mix



International 54%
North America 46%

Note: Financial information is based on full fiscal year 2019 results, and is unaudited, subject to adjustment and does not present all information necessary to understand TGI Fridays' financial condition for the period. Store count information as of Dec 30, 2019.

8

9 831 Global Locations 39 U.S. States 57 Countries High Brand Awareness Highlights ▪ Same-store-sales (“SSS”) continue to improve internationallyas new value drivers have been identified in important markets ▪ Fridays U.K. has a dominant presence—a strong and reliably performing market for many years ▪ U.K. SSS comp up +0.5% for fiscal year 2019 ▪ Largest international market with 87 units, and expanding ▪ Seven key markets have realized significant traction in SSS: ▪ U.K., Middle East, Scandinavia, Philippines, Mexico, Malaysia/Indonesia /China, & Australia ▪ New ownership ▪ India, Indonesia, & China Growing global network with446 International locations Countries WITH TGIF Locations Geographic Footprint 9 GLOBALINTERNATIONALBUSINESS Countries WITHOUT TGIF Locations Note: Financial information is based on full fiscal year 2019 results, and is unaudited, subject to adjustment and does not present all information necessary to understand TGI Fridays’ financial condition for the period. Store count information as of Dec 30, 2019.

10 ▪Opportunities for new unit growth in 2020 & beyond -Recently signed a 40-store development agreement with existing franchisee in Brazil -Signed LOI for India and Southeast Asia expansion with new ownership -Negotiating a development agreement in Mexico ▪Robust pipeline of approximately 100 franchise commitments and potential for several large development agreement signings in 2020 ▪Currently in 56 countries and expect commitments covering 8-12 additional countries by year end Significant Whitespace in Growing Markets Mexico Country Existing Units Whitespace (1) Japan Canada India Brazil Southeast China 17 50 14 40 9 70 6 45 3 80 2 35 10 INTERNATIONAL 1 Management estimate Note: Store count information as of Dec 30, 2019.

11 International Franchisee Base Overview ▪ 40 franchisees in 56 countries(excl. U.S.) operate 446 restaurants - On average each franchisee owns 11.1 restaurants ▪ Aside from Mexico, each country(excl. U.S.) operated by one franchisee per country International Franchisee Concentration Analysis FranchiseeRank # Int’l Restaurants 1 87 2 65 3 26 4 26 5 21 Top 5 225 Other 35 221 (# of Franchisees) 9 22 82 103 226 Total Restaurants Chadstone, Australia Panama City, Panama 11 ALIGNEDFRANCHISEEBASE–INTERNATIONAL (# Restaurants) Note: Store count information as of Dec 30, 2019.

12 Addison, TX Panama City, Panama ▪ 22 franchisees across the U.S. operate 245 restaurants - On average, each franchisee owns 10.5 restaurants and has over ten years of experience in the brand Domestic Franchisee Base Overview 7 6 3 2 4 1 2 - 5 6 - 10 11 - 20 20+ Domestic Franchisee Concentration Analysis (# Restaurants) (# of Franchisees) FranchiseeRank # U.S. Restaurants 1 66 2 37 3 31 4 24 5 16 Top 5 174 Other 19 71 Total Restaurants 7 19 26 27 166 Nashville, TN 12 ALIGNEDFRANCHISEEBASE–DOMESTIC Note: Store count information as of Dec 30, 2019.

13 ▪ Significant growth in licensing business as evidenced by 2016 to 2019 CAGR of 9% » Robust pipeline of new product offerings to drive continued growth for the next several years » Recent success in International with pre-mixed cocktails, frozen appetizers, and frozen center-of-plate » Refrigerated dips in U.S. and frozen apps in U.K. slated for 2020 launch ▪ Management target for annual licensing revenue of $20M by 2025 Overview Licensing Revenue $10 $12 $13 $13 2016 2017 2018 2019 ($ in millions) Expanding, high-margin product offering Frozen Appetizers Refrigerated Ribs Malt Beverages Pre-Mixed Cocktails Frozen Hamburger Patties Frozen Meals / Center-of-Plate 13 LICENSING Note: 2019 financial information is unaudited, subject to adjustment and does not present all information necessary to understand TGI Fridays’ financial condition for the period presented.

14 “PEOPLEOFALLSTRIPES” TGIF plans to relaunch its bar with a bang –its key differentiator vs. competition Reclaiming its original bar heritage High-quality, value-oriented bar experience Authentic, omni-channel, social “buzz” Everyone’s welcome: all-day and everyday 14

15 ▪ Ray Blanchette re-joined TGI Fridays as CEO in October 2018 to drive the transformation and implement a growth strategy focused around improved marketing, value offerings, a revamped American bar, and solid off-premise growth ▪ Prior to TGIF, Mr. Blanchette served as CEO at Au Bon Pain from June 2016 to January 2018, and as CEO of Ignite Restaurant Group from April 2007 to November 2015 ▪ Additionally, Mr. Blanchette served in various roles at TGIF from 1989 to 2007, including as President and COO ▪ Mr. Blanchette has ~30 years of multi-unit restaurant experience Ray Blanchette CEO & President Mr. Blanchette led recent rehiring of senior TGIF alumni who spearheaded Company’s previous successes 15 MANAGEMENTTEAM

MANAGEMENT TEAM (CONT'D)

- Team with deep and broad experience leading strong brands

	Executive	Title	Industry Tenure	Fridays Tenure
CEO	RAY BLANCHETTE	Chief Executive Officer & President	25+ years	Oct-2018 – Current 1989-2007
Brand Leadership	JOHN NEITZEL	President & Chief Operating Officer, Global Franchise	35+ years	Nov-2018 – Current 1982-2010
Brand Leadership	JIM MAZANY	Chief Operating Officer, Corporate	25+ years	Jun-2019 – Current 1990-2005
Functional Leadership	GIOVANNA KONING	Executive Vice President & Chief Financial Officer	25+ years	Apr-2017 – Current
Functional Leadership	BILL ALEXANDER	Senior Vice President & Chief Development Officer	25+ years	2010 – Current 1992-2003
Functional Leadership	JENNIFER ROTE	Vice President, General Counsel & Corporate Secretary	15+ years (restaurant) 20+ years (legal)	2004 – Current
Functional Leadership	CINDY SYRACUSE	Vice President, Marketing	20+ years	Nov-2018 – Current 2015-2017

Indicates key management that has rejoined the TGIF leadership team (dotted box)

16

17 Highly attuned work environment and “family” culture Enforcement and Reward of Store-Level, Core Values Close Attention to Customer Satisfaction Reach and Involvement in Local Communities Long-Lasting Memories through TGIF Alumni Base ▪Store and regional managers lead store-level operations and participate in store-level recognition ▪Focus on value, high-touch service, and improved experience will improve customer satisfaction ▪Charitable involvement makes TGIF a central part of local communities. TGIF raised approximately $500k for No Kid Hungry in September 2019 ▪Network base of Fridays alumni identified through their iconic pin and stay in-touch via social media 17 TEAMWITHALONG-LASTING, UNIQUECULTURE

DIVERSIFIED EARNINGS STREAM WITH POTENTIAL UPSIDE

Potential Upside

U.S. Company-Owned	▪ Significant upside potential from **improving operations of stores recently bought back from underperforming franchisees** ▪ **Strengthened Company Ops team** already capturing low-hanging-fruit across the system
U.S. Franchised	▪ **Rationalized franchisee base.** Current franchisees supportive of operational plan ▪ **Represents $28.5 MM of Full Fiscal Year 2019 royalty revenue**
Internationally Franchised	▪ **Key large markets continue to gain traction with SSS trends** › U.K. market has continued SSS growth in 2019 and continues new unit growth › Middle East seeing improved performance. Committed to growing unit base › New franchisees in a number of key markets. Substantial development potential in Brazil & China ▪ **Represents $31.1 MM of Full Fiscal Year 2019 royalty revenue**
Licensing	▪ **Relationships with key licensing partners** continue to strengthen ▪ Beginning to leverage proven product suite internationally ▪ **Represents $13.0 MM of Full Fiscal Year 2019 revenue**
Operating / G&A Cost Savings	▪ **Potential for off-premise & purchasing savings** by leveraging TriArtisan relationships ▪ **Menu work has resulted in SKU reduction and targeted cost savings** ▪ **Bar test produced increased drink incidence & lower COGS.** System rollout planned in April ▪ **Additional opportunities for improved G&A efficiencies**

Note: Financial information is based on full fiscal year 2019 results, and is unaudited, subject to adjustment and does not present all information necessary to understand TGI Fridays' financial condition for the period.

FRIDAYS 18

Traffic & Sales Trends – 2019-2020

TOPLINE METRICS (TRAFFIC/SALES) ARE SHOWING INDICATIONS OF TURNAROUND IN Q1-2020

TRAFFIC

- YTD Q1-2020 System Traffic Comp improvement of 7.0 pts compared to Q1-2019
- YTD Q1-2020 Corporate improvement of 11.0 pts, Franchise improvement of 4.1 pts compared to Q1-2019
- YTD Incremental Corporate store improvement achieved through strong leadership team, operational focus, marketing/promotion support (Day of Week, TV Media Promotions, etc.)



TRAFFIC TREND
CORPORATE
FRANCHISE
SYSTEM
+4.0%
+0.0%
-4.0%
-8.0%
-12.0%
-16.0%
Q1 2019
Q2 2019
Q3 2019
Q4 2019
Q1 2020 YTD

	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020 YTD
Corporate	-8.7%	-5.8%	-1.7%	-5.9%	+2.3%
Franchise	-8.1%	-7.4%	-4.5%	-11.4%	-4.0%
System	-8.3%	-6.8%	-3.3%	-9.1%	-1.3%
Corp v Fran	**-0.6%**	**+1.7%**	**+2.8%**	**+5.5%**	**+6.3%**

SAME STORE SALES

- YTD Q1-2020 System Sales Comp improvement of 4.5 pts compared to Q1-2019
- YTD Q1-2020 Corporate improvement of 6.3 pts, Franchise improvement of 3.1 pts compared to Q1-2019
- YTD Incremental Corporate store improvement achieved through strong leadership team, operational focus, marketing/promotion support (Day of Week, TV Media Promotions, etc.)



SALES TREND
CORPORATE
FRANCHISE
SYSTEM
+4.0%
+0.0%
-4.0%
-8.0%
-12.0%
-16.0%
Q1 2019
Q2 2019
Q3 2019
Q4 2019
Q1 2020 YTD

	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020 YTD
Corporate	-8.2%	-7.3%	-7.2%	-9.4%	-1.9%
Franchise	-8.3%	-8.4%	-8.3%	-12.8%	-5.2%
System	-8.2%	-7.9%	-7.8%	-11.3%	-3.7%
Corp v Fran	**+0.1%**	**+1.0%**	**+1.1%**	**+3.4%**	**+3.4%**

FRIDAYS

Note: Financial information is based on unaudited results, is subject to adjustment and does not present all information necessary to understand TGI Fridays' financial condition for the period presented.

19

Capture Low-Hanging Fruit at Recently Reacquired Stores

- **Fridays has recently repurchased underperforming domestic franchised restaurants at attractive valuations, providing substantial potential upside by improving operations and topline performance**
  - Historically some of the system's strongest units
  - Longstanding core company regions where there is strong affinity with TGIF
- **Focused on strengthening management talent and implementing operational best practices in the newly acquired stores**
  - ~40-50% of existing directors of operations and general managers have been replaced over the last 4+ months
- New management in Boston and Florida regions, acquired at the end of 1Q19, have shown incremental growth in traffic and sales performance over the last several months

Boston & Florida Company Store Traffic Performance vs. Franchise Performance


BOSTON TRAFFIC TREND
BOSTON - COMPANY
FRANCHISE - TOTAL
YOY Traffic Comp %
+8.0%
+4.0%
+0.0%
-4.0%
-8.0%
-12.0%
-16.0%
-20.0%
-8.1%
-9.5%
-1.8%
-7.4%
-0.6%
-4.5%
-2.0%
-11.4%
+5.0%
-4.0%
Q1 2019
Q2 2019
Q3 2019
Q4 2019
Q1 2020
YTD


FLORIDA TRAFFIC TREND
FLORIDA - COMPANY
FLORIDA - FRANCHISE
+8.0%
+4.0%
+0.0%
-4.0%
-8.0%
-12.0%
-16.0%
-20.0%
-6.7%
-10.3%
-8.9%
-10.3%
-1.5%
-9.7%
-4.1%
-15.8%
+3.2%
-8.1%
Q1 2019
Q2 2019
Q3 2019
Q4 2019
Q1 2020
YTD

FRIDAYS
20

21 ▪ The Company has recently made a number of opportunistic purchases of underperforming domestic franchised locations at attractive valuations with potential for substantial earnings upside ▪ Potential to refranchise certain regions to qualified casual dining franchisees once operations have been improved ▪ Acquired restaurants in regions where TGIF brand is strong » Texas restaurants are Company’s hometown » New York and Northeast restaurants have high consumer awareness for the brand Acquisitions to Date TIMING GEOGRAPHY # STORES SEP-2018 COLORADO / TEXAS 15 FEB-2019 NORTHEAST/FLORIDA 70 JUN-2019 LONG ISLAND 16 JUN-2019 HOUSTON 7 JAN-2020 CALIFORNIA, NORTHEAST 36 (1) 21 RECENTFRANCHISEEACQUISITIONS 1 Closed on 29 of the stores and expect to close on the remaining 7 stores in the first quarter of 2020.

22 ▪Purchasing 36 locations ▪20 West Coast Locations: 16 in California, 4 Casino Locations in Nevada ▪16 East Coast Locations: located in in New York, New Jersey, Connecticut, & Pennsylvania ▪Will increase company-owned restaurants to 176 locations, and will significantly expand owned footprint to the West Coast, while streamlining Northeast operations ▪Full Year 2019 Briad average unit volume (“AUV”) of $3.4MM is higher than existing Company-owned store base 22 BRIADACQUISITION Note: Financial information is based on full Year 2019 results, and is unaudited, subject to adjustment and does not present allinformation necessary to understand TGI Fridays’ financial condition or the financial condition of the Briad stores, as applicable, for the period presented. Information with respect to Briad has been furnished by Briad management. Store count information as of Dec 30, 2019.

23 Potential Visible Upside 23 ADJ. EBITDA BRIDGE: 2019 TO 2020 PROJECTION Briad Acquisition Anticipated Growth Levers in 2020 Gold Coast Acquisition including improved P&L flow-through Cost Savings Initiatives including improved store operations and streamlined company operations team 0.4% Forecasted Comp Sales Increase driven by 5 Strategic Pillars: Social Bar, Value, Loyalty Program, Speed / Attentiveness, & Off-Premise International Growth & Expansion International store growth of 12 net locations, including 40 gross new store openings Licensing Revenue Increases with growth potential coming primarily from international markets Note: 2019 financial information is unaudited, subject to adjustment and does not present all information necessary to understand TGI Fridays’ financial condition for the period presented. 2020 financial projections represent TGI Fridays’ assumptions and expectations in light of currently available information, and are subject to various risks and uncertainties, including those described on Slide 3. • 2019 Net Income (Loss): ($21.1MM) • 2020 Projected Net Income (Loss): $6.2MM ($ in millions)

24 24 ADJ. EBITDA BRIDGE: 2020 TO2021 PROJECTION Note: 2020 and 2021 financial projections represent TGI Fridays’ assumptions and expectations in light of currently availableinformation, and are subject to various risks and uncertainties, including those described on Slide 3. • 2020 Projected Net Income (Loss): $6.2MM • 2021 Projected Net Income (Loss): $15.3MM ($ in millions)

Upgrade Digital / Loyalty Program

- TGIF has invested ~$30MM to build app and loyalty program
  - Platform has the building blocks for internal data aggregation and data leveraging to maximize topline sales from this competitive advantage
- High ROI opportunities to upgrade the existing platform expected to lead to increased frequency of active users and better engagement with inactive user base

Foundation of a Great Loyalty Program	✓ **Highly engaged & active base**	✓ **Communicating cross channel**	✓ **Program that adds value for the guest**
Existing TGIF Program	**~60% Inactive*** **Largely inactive base**	 **Primarily email**	 **Heavily discounted**

Note: Have not placed an order on or off premise in >12 months*

FRIDAYS 25

26 ▪ TGIF has seen delivery sales increase ~140%+ (FY 2019 over FY 2018) » Total off-premise sales have grown from 8% of total sales in FY 2017 to ~13% in FY 2019 » Currently partnering with leading delivery services providers (DoorDash, UberEats, Postmates, Grubhub) ▪ Company is in the process of adding additional features to its delivery/off-premise platform which is expected to add incremental sales ▪ Through its involvement with P.F. Chang’s and Hooter’s, TriArtisan is working on building strategic relationships with the leading third-party delivery services providers, which could improve delivery profitability and add marketing support for all three brands ($ in MM) Off-Premise Sales as % of Total SalesTGIF Delivery Sales 26 THIRD-PARTYDELIVERY Note: Financial information for full fiscal year 2019 results are unaudited, subject to adjustment and does not present all information necessary to understand TGI Fridays’ financial condition for the period presented.

27 FIVECOREPILLARS

Brand Strategy: Create a Place Where People of All Stripes Unite

5 Core Strategic Pillars

1 SOCIAL BAR	2 VALUE	3 LOYALTY	4 OPERATIONS	5 OFF PREMISE
Deliver an Affordable and Social Bar Experience	Provide Differentiated Value Across Every Daypart & Day of Week	Recognize and Reward Our Loyal Guests and Team Members	Improve Speed, Attentiveness and Manager Resolution	Grow Off-Premise Channels

Strategic Goals

Improve profits by 1,000 bps within 5 years	Grow AUV +$1mm within 5 years	Triple size of active Rewards Members and increase frequency by at least 25% within 5 years	Enhance guest satisfaction scores by 20% within 2 years	Recognized as one of the Best Places to Work with annual employee turnover under 100% within 2 years

EXECUTION / MARKETING / INNOVATION

FRIDAYS 28

29 APPENDIX

30 30 TRANSACTIONSUMMARY ▪ At Closing, TGIF’s equityholders will receive $30 million of cash or Allegro common stock (@$10.15/share) at the option of holders. Holders of approximately 86% of outstanding equity have elected to receive Allegro common stock. » Current equityholders » Funds managed by TriArtisan Capital Advisors LLC (“TriArtisan”) –54% » Family office of Michael F. Price (“MFP”) –40% » Other minority holders –6% » TriArtisan will receive ~80% of its consideration in Allegro common stock » MFP will receive 100% of its consideration in Allegro common stock » Over the next 3 years, TGIF’s existing shareholders may receive up to an additional 2.0 million shares of Allegro common stock, contingent on the post-closing performance of the business 1 » Allegro’s founders and TGIF’s equityholders are subject to lockup provisions –through earlier of (i) December 15, 2020 (for TGIF’s equityholders) or one year after the completion of the merger (for Allegro’s founders) (ii) subsequent to the date of completion of the merger, the date on which a liquidation, merger, stock exchange or similar occurs or (iii) the date, at least 150 days after the date of the completion of the merger, the Allegro common stock achieves certain stock price appreciation. ▪ TGIF equityholders will nominate 6 Board members and Allegro will nominate 2 Board members ▪ Motivations for the transaction » Access to equity capital to deleverage the balance sheet » Cash to accelerate the revitalization plan and fund growth and marketing initiatives Note: 1 See Slide 31 for additional details on contingent shares conditions.

Illustrative adjusted Capitalization & Valuation at Closing

Capitalization and Valuation	
Allegro Public Shares (1)	11,167,131
Allegro Insider/Private Placement Shares	4,110,000
Allegro Shares from Rights (2)	1,532,250
Shares Issued to Fridays	2,561,786
Shares Outstanding at Closing (5)	19,371,167
Trust Value Per Share	10.32
Value of Common Equity at Trust Value (3)	199,910,443
Balance Sheet Cash at Closing (after debt prepayments) (6)	13,500,000
Debt at Closing (after debt prepayments) (6)	289,000,000
Enterprise Value at Closing	475,410,433
Full Year 2019 Public Company Adjusted EBITDA, as Further Adjusted (4)	52,300,000
EV/ Full Year 2019 Public Company Adjusted EBITDA, as Further Adjusted (3) (4)	9.1
Projected 2020 Public Company Adjusted EBITDA	58,500,000
EV/Projected 2020 Public Company Adjusted EBITDA (3)	8.1
Projected 2021 Public Company Adjusted EBITDA	70,300,000
EV/Projected 2021 Public Company Adjusted EBITDA (3)	6.8

1. *Assumes that no Allegro shares are redeemed for their pro rata portion of the cash in trust. If some shares are redeemed, EV would remain unchanged as shares would decrease and net debt would increase.*
2. *Allegro has 15,322,500 rights outstanding, each of which converts to 1/10 of one common share immediately upon a business combination.*
3. *Equity and Enterprise Values exclude contingent consideration of two million shares which may be earned by the sellers if EBITDA in Fiscal 2020, 2021, or 2022 equals or exceeds $70 million or if Friday's closing stock price is equal to or exceeds $15 for 20 out of 30 trading days prior to 12/31/22.*
4. *Represents full year 2019 TGIF Adjusted EBITDA, as further adjusted to give effect to: (a) the Briad Acquisition; (b) the Gold Coast Acquisition; and (c) public company costs as a result of the business combination between TGIF and Allegro, as if each such transaction had occurred on January 1, 2019. This figure is based, in part, on full fiscal year 2019 financial information that is unaudited and subject to change. The as further adjusted data has not been prepared in accordance with the requirements of Regulation S-X under the Securities Act relating to the preparation of pro forma information or GAAP. Furthermore, while the unaudited as further adjusted data is based upon available information and certain assumptions and estimates that Allegro believes are reasonable, neither the assumptions underlying the adjustments nor the resulting as further adjusted information have been audited or reviewed in accordance with any generally accepted auditing standards. Accordingly, the information does not purport to represent what Allegro's actual results of operations or financial position would have been if such transactions had occurred at the beginning of the considered period.*
5. *Warrants, which strike at $11.50, are out of the money and thus not dilutive*
6. *Assumes that approximately $100 million of excess cash is used to prepay securitization debt.*

FRIDAYS

Note: 2020 and 2021 financial projections represent TGI Fridays' assumptions and expectations in light of currently available information, and are subject to various risks and uncertainties, including those described on Slide 3.

31

32 32 FRIDAYSINCOMESTATEMENT(TGIF MIDCO, INC. ANDCONSOLIDATEDSUBSIDIARIES) ($ in millions) TTM FY16 FY17 FY18 Jul-19 REVENUE: Company restaurant sales 173.9$ 179.8$ 190.5$ 253.3$ Management fees and reimbursables 28.0 10.3 5.7 6.3 Franchising revenue 79.4 77.8 74.8 68.6 Licensing royalties 10.4 11.9 12.6 13.1 Other revenue 2.7 6.6 9.6 8.4 Total revenue 294.3 286.5 293.1 349.6 COSTS AND EXPENSES: Cost of sales 52.8 52.5 52.5 69.6 Restaurant operating expenses 129.3 122.1 125.8 173.5 General and administrative 79.4 64.4 53.0 48.6 Depreciation and amortization 23.2 24.0 22.1 20.9 (Gain) loss on sales of assets and impairments 4.2 8.9 3.2 4.9 Other expense—net 0.0 0.1 0.0 0.0 Total costs and expenses 288.9 271.9 256.5 317.5 (LOSS) INCOME FROM OPERATIONS 5.4 14.6 36.5 32.1 OTHER (EXPENSE) INCOME: Interest income 0.0 0.1 0.1 0.1 Interest expense (19.7) (33.7) (25.2) (25.1) Equity in net earnings of unconsolidated affiliates 1.6 1.9 0.2 0.2 Total other (expense) income (18.1) (31.7) (24.9) (24.8) INCOME (LOSS) BEFORE TAXES INCLUDING NONCONTROLLING INTEREST (12.7) (17.1) 11.6 7.4 INCOME TAX BENEFIT (EXPENSE) 6.0 (48.2) (3.1) (3.2) NET INCOME (LOSS) (6.7) (65.3) 8.5 4.2 NONCONTROLLING INTEREST 0.3 1.0 1.4 2.0 NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY (7.0)$ (66.4)$ 7.1$ 2.2$ Note: Financial information for full fiscal year 2019 results is unaudited, subject to adjustment and does not present all information necessary to understand TGI Fridays’ financial condition for the period. 2020 and 2021 financial projections represent TGI Fridays’ assumptions and expectations in light of currently available information, and are subject to various risks and uncertainties, including those described on Slide 3.

33 TGI Fridays defines EBITDA as net income before interest expense, expense/benefit for income taxes, depreciation and amortization and non controlling interest. EBITDA and Adjusted EBITDA are presented because TGI Fridays believes investors’ understanding of its performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating its ongoing results of operations without the effect of non-cash charges such as severance, board and shareholder matter costs, asset impairments, non-recurring professional fees and project costs, asset disposals, restaurant closure costs, reorganization costs, stock options and joint venture earnings elimination. EBITDA and Adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by GAAP, and TGI Fridays’ calculation thereof may not be comparable to that of other companies in its industry or otherwise. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations shown in the table below. The use of Adjusted EBITDA as a performance measure permits a comparative assessment of TGI Fridays’ operating performance relative to its performance based on TGI Fridays’ GAAP results, while isolating the effects of some items that vary from period to period without meaningful correlation to core operating performance. Adjusted EBITDA as presentedmay not be comparable to other similarly-titled measures of other companies, and TGI Fridays’ presentation of Adjusted EBITDA should not be construed as an inference that TGI Fridays’ future results will be unaffected by excluded or unusual items. RECONCILIATIONOFNETINCOMETOEBITDA ANDADJUSTEDEBITDA 33 RECONCILIATIONOFNETINCOMETOEBITDA & ADJUSTEDEBITDA (TGIF MIDCO, INC. ANDCONSOLIDATEDSUBSIDIARIES) Note: 2019 financial information is unaudited, subject to adjustment and does not present all information necessary to understand TGI Fridays’ financial condition for the period presented. 2020 and 2021 financial projections represent TGI Fridays’ assumptions and expectations in light of currently available information, and are subject to various risks and uncertainties, including those described on Slide 3.

34 FRIDAYSBALANCESHEET(TGIF MIDCO, INC. ANDCONSOLIDATEDSUBSIDIARIES) ($ in millions) TTM FY16 FY17 FY18 Jul-19 REVENUE: Company restaurant sales 173.9$ 179.8$ 190.5$ 253.3$ Management fees and reimbursables 28.0 10.3 5.7 6.3 Franchising revenue 79.4 77.8 74.8 68.6 Licensing royalties 10.4 11.9 12.6 13.1 Other revenue 2.7 6.6 9.6 8.4 Total revenue 294.3 286.5 293.1 349.6 COSTS AND EXPENSES: Cost of sales 52.8 52.5 52.5 69.6 Restaurant operating expenses 129.3 122.1 125.8 173.5 General and administrative 79.4 64.4 53.0 48.6 Depreciation and amortization 23.2 24.0 22.1 20.9 (Gain) loss on sales of assets and impairments 4.2 8.9 3.2 4.9 Other expense—net 0.0 0.1 0.0 0.0 Total costs and expenses 288.9 271.9 256.5 317.5 (LOSS) INCOME FROM OPERATIONS 5.4 14.6 36.5 32.1 OTHER (EXPENSE) INCOME: Interest income 0.0 0.1 0.1 0.1 Interest expense (19.7) (33.7) (25.2) (25.1) Equity in net earnings of unconsolidated affiliates 1.6 1.9 0.2 0.2 Total other (expense) income (18.1) (31.7) (24.9) (24.8) INCOME (LOSS) BEFORE TAXES INCLUDING NONCONTROLLING INTEREST (12.7) (17.1) 11.6 7.4 INCOME TAX BENEFIT (EXPENSE) 6.0 (48.2) (3.1) (3.2) NET INCOME (LOSS) (6.7) (65.3) 8.5 4.2 NONCONTROLLING INTEREST 0.3 1.0 1.4 2.0 NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY (7.0)$ (66.4)$ 7.1$ 2.2$ 34 Note: Financial information for full fiscal year 2019 results is unaudited, subject to adjustment and does not present all information necessary to understand TGI Fridays’ financial condition for the period.

35 1) Comparable public companies were selected based on similar end markets and/or products. However, each of these companies differsmaterially from TGIF and no assurance can be given that the public markets would value TGIF similarly. Adjusted EBITDA of presented companies may notbe comparable to TGIF. 2) Percentage of system franchised does not reflect the acquisition of Briad’s 36 units as the transfer of all units is not yet completed. 3) Source: Capital IQ as of 2/10/20 35 COMPARABLECOMPANYANALYSIS